UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 5, 2005

PUBLIC STORAGE, INC.

(Exact Name of Registrant as Specified in its Charter)

California	1-8389	95-3551121
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Western Avenue, Glendale, California	91201-2349
(Address of Principal Executive Offices)	(Zip Code)

(818) 244-8080

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Public Storage, Inc. Performance-Based Compensation Plan for Covered Employees

On May 5, 2005, the shareholders of Public Storage, Inc. (the “Company”), approved the Public Storage, Inc. Performance-Based Compensation Plan for Covered Employees (the “Performance-Based Plan”). The Plan is designed to permit the Compensation Committee of the Company’s Board of Directors to make awards to Company executives that will qualify as performance based compensation to allow the Company a full income tax deduction for that compensation. Under the Performance-Based Plan, if predetermined business performance measures to be set by the Compensation Committee are satisfied, bonuses may be awarded. The Performance-Based Plan generally will be administered in 12-month performance periods, which coincide with each calendar year. The executives’ base compensation will not be dependent upon satisfying the performance measures under the Performance-Based Plan and they also may be paid other compensation that is not governed by the Performance-Based Plan.

The Compensation Committee will administer the Performance-Based Plan and has full power to interpret and administer the Performance-Based Plan. The Compensation Committee will designate the plan participants for each performance period. Persons employed by Company or one of its affiliates who are, or are reasonably expected to be, “covered employees” within the meaning of Code Section 162(m), are eligible to be designated by the Compensation Committee as a participant in the Performance-Based Plan.

The Performance-Based Plan generally will be administered in 12-month performance periods that coincide with each calendar year. The performance-based bonus is an amount that may be paid if applicable performance measure or measures are met in the performance period. The bonus may be paid in cash and/or restricted stock units granted in accordance with the Company’s 2001 stock option and incentive plan. The maximum cash performance-based bonus will be equal to a fixed percentage of the plan participant’s base salary. The Compensation Committee will determine the fixed percentage by the 90th day of the performance period. For 2005 this fixed percentage is 200% of each plan participant’s base salary.

By the 90th day of each performance period, the Compensation Committee will determine who will participate in the Performance-Based Plan and for each plan participant:

•	the applicable performance measure or measures, which could be based on net income, funds from operations, funds available for distribution, revenues, earnings per share, return on assets, return on equity, return on invested capital, operational efficiency measures, rental income, move-in activity and occupancy level of same-store properties, ratio of earnings to fixed charges, price of the Company’s common stock and level of acquisition and development activity (these business criteria may apply to an individual, a business unit or the Company as a whole, and need not be based on an increase or positive result under the business criteria selected);

•	the percentages to be allocated for each performance measure, if more than one; and

•	the maximum bonus.

Under the Performance-based Plan, the maximum annual cash bonus that may be granted to any covered employee is limited to $1,500,000, and the maximum annual award of restricted stock units that may be granted to any covered employee is limited to 50,000 units. A covered employee may receive an annual cash bonus, an annual award of restricted stock units, or both. Following the end of each performance period, the Compensation Committee will determine the actual performance results for each performance measure and the maximum amount, if any, which each plan participant could receive based on the percentage allocated by the Compensation Committee to each performance measure (if more than one is used) for each plan participant. If the relevant performance measures are not achieved, the plan participant will not receive any bonus or will receive only a portion of the target bonus as to which performance measures were achieved. In determining the actual amount of bonuses to be paid under the Performance-Based Plan, the Compensation Committee has the discretion to reduce or eliminate to zero prior to payment the amount of any bonus, taking into account the objective or subjective factors the Compensation Committee deems appropriate.

The Compensation Committee may generally amend, suspend or terminate the Performance-Based Plan as it deems proper and in the best interests of the Company.

The foregoing is only a summary of the Performance-Based Plan and is qualified in its entirety by reference to the full text of the Performance-Based Plan, which is attached as Exhibit 10.1 to this report.

2005 Performance Measures and Estimated Bonuses

In March 2005, the Compensation Committee determined that, provided the Company’s shareholders approve the Performance-Based Plan, current participants would be eligible to receive a fixed dollar maximum bonus for calendar year 2005 as described below based on the achievement of three goals related to (i) FFO (funds from operations), (ii) revenues, and (iii) the Company’s FAD (funds available for distribution). The following table shows the range of possible minimum and maximum bonuses payable under the Performance-Based Plan to the current participants for 2005, although it is expected that 2005 bonus payments will be below the possible maximum amounts.

	Cash Bonus		Restricted Stock Units
Name	Minimum	Maximum	Minimum	Maximum
Ronald L. Havner, Jr.	0	$1,300,000	0	0
John Reyes	0	600,000	0	20,000
John S. Baumann	0	400,000	0	10,000
John E. Graul	0	600,000	0	20,000

Other than Mr. Havner, none of the Company’ directors is eligible to participate in the Performance-Based Plan.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit 10.1—Public Storage, Inc. Performance-Based Compensation Plan for Covered Employees

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 11, 2005

PUBLIC STORAGE, INC.

By:	/s/ Stephanie G. Heim
Vice President & Corporate Counsel